                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77I

Investment Policy Changes were made to the following portfolios:
1.  International Small Cap Trust
2.  Mid Cap Value Trust
3.  All Cap Value Trust
4.  International Stock Trust
5.  Managed Trust
6.  Growth & Income Trust

The following portfolios were added to the Trust:

1.  American Bond Trust
2.  Small Company Growth Trust
3.  Growth Opportunities Trust
4.  Value Opportunities Trust
5.  Vista Trust
6.  Intrinsic Value Trust
7.  Growth Trust
8.  U.S. Multi Sector Trust
9.  International Growth Trust
10. Spectrum Income Trust
11. Value & Restructuring Trust

                            INVESTMENT POLICY CHANGES

INTERNATIONAL SMALL CAP TRUST

Prior to October 14, 2005, the International Small Cap Trust's investment policy stated:

Under normal market conditions, the portfolio will invest at least 80% of its net assets (plus any borrowings for investment purposes) in securities issued by foreign companies which have total stock market capitalizations or annual revenues of $2 BILLION OR LESS ("small company securities").

Effective October 14, 2005, this policy was changed to:

Under normal market conditions, the portfolio will invest at least 80% of its net assets (plus any borrowings for investment purposes) in securities issued by foreign companies which have total stock market capitalizations or annual revenues of $4 BILLION OR LESS ("small company securities").

MID CAP VALUE TRUST

Prior to October 14, 2005, the Mid Cap Value Trust's investment policy stated:

Under normal market conditions, at least 80% of the portfolio's net assets (plus any borrowings for investment purposes) will consist of investments in mid-sized companies, with market capitalizations of approximately $500 million to $10 billion.

Effective October 14, 2005, this policy was changed to:

Under normal market conditions, at least 80% of the portfolio's net assets (plus any borrowings for investment purposes) will consist of investments in mid-size companies with market capitalizations at the time of purchase within the market capitalization range of companies in the Russell Mid Cap Index. As of May 31, 2005, the market capitalization range of the Russell Mid Cap Index was $552 million to $40 billion. This range varies daily.

ALL CAP VALUE TRUST

Prior to June 27, 2006, the All Cap Value Trust's investment policy stated:

Under normal circumstances, the portfolio will invest at least 50% of its net assets in equity securities of large, seasoned companies with market capitalizations of at least $5 billion at the time of purchase.

Effective June 27, 2006 this policy was changed to:

Under normal circumstances, the portfolio will invest at least 50% of its net assets in equity securities of large, seasoned companies with market capitalizations at the time of purchase that fall within the market capitalization range of companies in the Russell 1000 Index.

INTERNATIONAL STOCK TRUST
MANAGED TRUST
GROWTH & INCOME TRUST

     The following subadviser changes were effective as of the time the net asset value was determined on July 29, 2005.

Portfolio                   Current Subadviser(s)                   New Subadviser
-------------------------   -------------------------------------   ----------------------------------
International Stock Trust   Deutsche Asset Management Investment    Grantham, Mayo, Van Otterloo & Co.
                            Services, Ltd. ("DeAMIS")               LLC ("GMO")

Managed Trust               Capital Guardian Trust Company          GMO*
                            (CGTC")*
                            Independence Investment LLC             Declaration*
                            ("Independence)*
                            Declaration Management & Research LLC
                            ("Declaration)*

Growth & Income Trust       Wellington Management Company, LLP      GMO
                            ("Wellington")

* The Managed Trust employs a multi-manager approach with multiple subadvisers, each of which employs its own investment approach and independently manages its portion of the portfolio. The portfolio is rebalanced quarterly so that each subadviser manages the following portion of the portfolio (percentages are approximate and will vary since the portfolio is only rebalanced quarterly):

Prior to July 29, 2005, the allocation among subadvisers was as follows:

50% GCTC
30% Independence

20% Declaration

Effective July 29, 2005, this allocation was changed as follows:

60% GMO
40% Declaration

Information regarding the changes to a portfolio's investment policies are set forth below.

     INTERNATIONAL STOCK TRUST

     In connection with GMO becoming the subadviser to the portfolio, the following occurred effective as of the time the net asset value is determined on July 29, 2005.

               Investment Policies and Principal Risks

     The investment policies of the portfolio and the principal risk disclosure were amended and restated as follows:

          The portfolio seeks to achieve its objective by outperforming its benchmark. The portfolio typically invests in a diversified portfolio of equity investments from developed markets other than the U.S. Under normal circumstances, the portfolio invests at least 80% of its assets in equity investments.

          The subadviser uses proprietary research and quantitative models to evaluate and select individual stocks, countries, and currencies based on several factors, including:

     Stocks     -- valuation, firm quality, and improving fundamentals;

     Countries  -- stock market valuation, positive GDP trends, positive market sentiment, and industrial competitiveness; and

     Currencies -- export and producer price parity, balance of payments and interest rate differentials.

          The factors considered by the subadviser and the models it uses may change over time. In using these models to construct the portfolio, the subadviser expects that stock selection will reflect a slight bias for value stocks over growth stocks. The subadviser seeks to manage the portfolio's exposure to market capitalization categories (e.g., small cap, medium cap, and large cap) relative to the portfolio's benchmark.

          The portfolio intends to be fully invested and generally will not take temporary defensive positions through investment in cash and high quality money market instruments. In pursuing its investment objective, the portfolio may (but is not obligated to) use a wide variety of exchange-traded and over-the-counter derivative instruments, including options, futures, and swap contracts to (i) hedge equity exposure; (ii) replace direct investing (e.g., creating equity exposure through the use of futures contracts or other derivative instruments); (iii) manage risk by implementing shifts in investment exposure; or (iv) adjust its foreign currency exposure. The portfolio will not use derivative instruments to expose on a net basis more than 100% of its net assets to equity securities or foreign currencies. However, the portfolio's foreign currency exposure may differ significantly from the currency exposure represented by its equity investments. The portfolio may also take active overweighted and underweighted positions in particular currencies relative to its benchmark.

          Benchmark. The portfolio's benchmark is the MSCI EAFE Index (Europe, Australasia, and Far East), a large capitalization international stock index that is independently maintained and published by Morgan Stanley Capital International.

     MANAGED TRUST

     In connection with the subadviser changes, the following occurred effective as of the time the net asset value was determined on July 29, 2005.

          Investment Policies

     The investment policies of the portfolio and the principal risk disclosure were amended and restated as follows:

          The portfolio, a balanced stock and bond portfolio, invests primarily in a diversified mix of: (a) common stocks of large and mid sized U.S. companies, and (b) bonds with an overall intermediate term average maturity.

          The portfolio employs a multi-manager approach with two subadvisers, each of which employs its own investment approach and independently manages its portion of the portfolio. The portfolio will be rebalanced quarterly so that each subadviser manages the following portion of the portfolio:

     60%* GMO
     40%* Declaration

* Percentages are approximate. Since the portfolio is only rebalanced quarterly, the actual portion of the portfolio managed by each subadviser will vary during each calendar quarter.

          This allocation methodology may change in the future.

     GMO

     In managing its portion of the portfolio, GMO seek to outperform its benchmark; currently, the S&P 500 Index, an index of large capitalization U.S. stocks, independently maintained and published by Standard & Poor's.

     GMO typically invests its portion of the portfolio in equity investments in U.S. companies with larger capitalizations to gain broad exposure to the U.S. equity market. The subadviser defines "larger capitalizations" as capitalizations similar to the capitalizations of companies that issue stocks included in the S&P 500 Index. Under normal circumstances, GMO invests at least 80% of its portion of the portfolio in investments tied economically to the U.S.

     The subadviser uses proprietary research and quantitative models to seek out stocks it believes are undervalued or it believes have improving fundamentals. Generally, these stocks trade at prices below what the subadviser believes to be their fundamental value. The subadviser also uses proprietary techniques to adjust the portfolio for factors such as stock selection discipline (criteria used for selecting stocks), industry and sector weights, and market capitalization. The factors considered by the subadviser and the models it uses may change over time.

     GMO intends that its portion of the portfolio will be fully invested and generally will not take temporary defensive positions through investment in cash and high quality money market instruments. GMO in managing its portion of the portfolio may (but is not obligated to) use a wide variety of exchange-traded and over-the-counter derivative instruments, including options, futures, and swap contracts, to (i) hedge equity exposure; (ii) replace direct investing (e.g., creating equity exposure through the use of futures contracts or other derivative instruments); or (iii) manage risk by implementing shifts in investment exposure.

     DECLARATION

          Declaration selects bonds using a combination of proprietary research and quantitative tools. Declaration invests in bond and bond sectors that it believes are attractively priced based on market fundamentals and technical factors. The subadviser opportunistically emphasizes bonds with yields in excess of Treasury securities.

          Declaration normally has no more than 10% of its bond assets in high yield bonds and normally invests in foreign securities only if U.S. dollar denominated.

          Except as otherwise stated above under "Temporary Defensive Investing" on page 1 in the prospectus the portion of the portfolio managed by Declaration normally has 10% or less (usually lower) of its assets in cash and cash equivalents.

          The portion of the portfolio managed by Declaration may invest in initial public offerings (IPOs) and other types of securities that are not primary investment vehicles, for example: U.S. dollar denominated foreign securities and ADRs, certain Exchange Traded Funds (ETFs), and certain derivatives (investments whose value is based on indices or other securities).

     GROWTH & INCOME TRUST

     Investment Policies and Principal Risks

     The investment policies of the portfolio and the principal risk disclosure were amended and restated as follows:

     The portfolio seeks to achieve its objective by outperforming its benchmark; currently, the S&P 500 Index, an index of large capitalization U.S. stocks, independently maintained and published by Standard & Poor's.

     The portfolio typically makes equity investments in U.S. companies with larger capitalizations to gain broad exposure to the U.S. equity market. The subadviser defines "larger capitalizations" as capitalizations similar to the capitalizations of companies that issue stocks included in the S&P 500 Index. Under normal circumstances, the portfolio invests at least 80% of its assets in investments tied economically to the U.S.

     The subadviser uses proprietary research and quantitative models to seek out stocks it believes are undervalued or it believes have improving fundamentals. Generally, these stocks trade at prices below what the subadviser believes to be their fundamental value. The subadviser also uses proprietary techniques to adjust the portfolio for factors such as stock selection discipline (criteria used for selecting stocks), industry and sector weights, and market capitalization. The factors considered by the subadviser and the models it uses may change over time.

     The portfolio intends to be fully invested and generally will not take temporary defensive positions through investment in cash and high quality money market instruments. In pursuing its investment objective, the portfolio may (but is not obligated to) use a wide variety of exchange-traded and over-the-counter derivative instruments, including options, futures, and swap contracts, to (i) hedge equity exposure; (ii) replace direct investing (e.g., creating equity exposure through the use of futures contracts or other derivative instruments); or (iii) manage risk by implementing shifts in investment exposure.

                                 NEW PORTFOLIOS

     AMERICAN BOND TRUST

          The American Bond Trust (the "portfolio") operates as a "feeder fund" which means that the portfolio does not buy investment securities directly. Instead, it invests in a "master fund" which in turn purchases investment securities. The portfolio has the same investment objective and limitations as its master fund. The master fund (the "Master Fund") is the Bond Fund (Class 2 shares), a series of American Funds Insurance Series. The investment objective of both the portfolio and the Master Fund is:

               To seek to maximize current income and preserve capital.

          The Master Fund normally invests at least 80% of its assets in bonds. (This policy is subject to change only upon 60 days' notice to shareholders.) The Master Fund will invest at least 65% of its assets in investment-grade debt securities (including cash and cash equivalents) and may invest up to 35% of its assets in bonds that are rated Ba or below by Moody's and BB or below by S&P or that are unrated but determined to be of equivalent quality (so called "junk bonds"). The Master Fund may invest in bonds of issuers domiciled outside the United States.

     Temporary Defensive Investing

          The Master Fund may also hold cash or money market instruments. The size of the fund's cash position will vary and will depend on various factors, including market conditions and purchases and redemptions of fund shares. A larger cash position could negatively affect the fund's investment results in a period of rising market prices; conversely, it would reduce a fund's magnitude of loss in the event of falling market prices and provide liquidity to make additional investments or to meet redemptions.

     SMALL COMPANY GROWTH TRUST

     SUBADVISER: A I M Capital Management, Inc. ("AIM")

     INVESTMENT OBJECTIVE: to seek long-term growth of capital.

     INVESTMENT STRATEGIES: To pursue this goal, the portfolio normally invests at least 80% of its assets in securities of small-capitalization companies.

     The portfolio considers a company to be a small-capitalization company if it has a market capitalization, at the time of purchase, no larger than the largest capitalized company included in the Russell 2000 Index during the most recent 11-month period (based on month-end data) plus the most recent data during the current month. The Russell 2000 Index is an unmanaged index that measures the performance of the 2,000 smallest companies in the Russell 3000 Index, representing approximately 8% of the total market capitalization of the Russell 3000 Index. As of December 31, 2004, the capitalizations of companies included in the Russell 2000 Index ranged from $59 million to $3.6 billion).

     The portfolio will invest primarily in marketable equity securities, including convertible securities, but its investments may include other securities, such as synthetic instruments. Synthetic instruments are investments that have economic characteristics similar to the portfolio's direct investments, and may include warrants, futures, options, exchange-traded portfolios and American Depositary Receipts. The portfolio may also invest up to 20% of its assets in equity securities of issuers that have market capitalizations, at the time of purchase, in other market capitalization ranges, and in investment-grade non-convertible debt securities, U.S. government securities and high-quality money market instruments. The portfolio may also invest up to 25% of its total assets in foreign securities. Any percentage limitations with respect to assets of the portfolio are applied at the time of purchase.

     In selecting investments, AIM seeks to identify those companies that have strong earnings momentum or demonstrate other potential for growth of capital. AIM anticipates that the portfolio, when fully invested, will generally be comprised of companies that are currently experiencing a greater than anticipated increase in earnings. AIM allocates investments among fixed-income securities based on its view as to the best values then available in the marketplace. AIM considers whether to sell a particular security when any of these factors materially changes.

     GROWTH OPPORTUNITIES TRUST

     Subadviser: Grantham, Mayo, Van Otterloo & Co. LLC ("GMO")

     Investment Objective: To seek long-term capital growth.

     Investment Strategies: The portfolio seeks to achieve its objective by outperforming its benchmark. The portfolio typically makes equity investments in companies whose stocks are included in the Russell 2500 Index, or in companies with total market capitalizations similar to those of companies with stocks in the Index ("small and mid-cap companies"). As of May 31, 2005, the average market capitalization of companies in the Russell 2500 universe ranged from $20 million to $8 billion. In addition, as of May 31, 2005, the averge market capitalization of companies that issue stocks included in the Russell 2500 Index was approximately $2.4 billion, and the median market capitalization was approximately $690 million. Under normal circumstances, the portfolio invests at least 80% of its assets in investments in small and mid- cap companies.

          The subadviser uses proprietary research and multiple quantitative models to identify small cap company stocks the subadviser believes have improving fundamentals. The subadviser then narrows the selection to small and mid-cap company stocks it believes have growth characteristics and are undervalued. Generally, these growth stocks are trading at prices below what the manager believes to be their true fundamental value. The subadviser also uses proprietary techniques to adjust the portfolio for factors such as stock selection discipline (criteria used for selecting stocks) and industry and sector weights. The factors considered by the subadviser and the models used may change over time.

          The portfolio intends to be fully invested, and generally will not take temporary defensive positions through investment in cash and high quality money market instruments. In pursuing its investment strategy, the portfolio may (but is not obligated to) use a wide variety of exchange-traded and over-the-counter derivative instruments, including options, futures, and swap contracts to (i) hedge equity exposure; (ii) replace direct investing (e.g., creating equity exposure through the use of futures contracts or other derivative instruments); and (iii) manage risk by implementing shifts in investment exposure.

          Benchmark. The portfolio's benchmark is the Russell 2500 Growth Index, which measures the performance of stocks included in the Russell 2500 Index with higher price-to-book ratios and higher forecasted growth values, and which is independently maintained and published by the Frank Russell Company.

     VALUE OPPORTUNITIES TRUST

     SUBADVISER: Grantham, Mayo, Van Otterloo & Co. LLC ("GMO")

     INVESTMENT OBJECTIVE: To seek long-term capital growth.

     INVESTMENT STRATEGIES: The portfolio seeks to achieve its objective by outperforming its benchmark. The portfolio typically makes equity investments in U.S. companies that issue stock included in the Russell 2500 Index, and in companies with similar market capitalizations ("small and mid
     - cap companies"). As of May 31, 2005, the market capitalization of companies that issue stocks included in the Russell 2500 Index, a U.S. stock index, ranged from $20 million to $8 billion. In addition, as of May 31, 2005, the average market capitalization of companies that issue stocks included in the Russell 2500 Index was approximately $2.4 billion, and the median market capitalization was approximately $690 million. Under normal circumstances, the portfolio invests at least 80% of its assets in securities of small and mid - cap companies.

          The subadviser uses proprietary research and multiple quantitative models to identify small and mid - cap company stocks it believes have improving fundamentals and which trade at prices below what the subadviser believes to be their fundamental value. The subadviser also uses proprietary techniques to adjust the portfolio for factors such as stock selection discipline (criteria used for selecting stocks), industry and sector weights. The factors considered by the subadviser and the models used may change over time.

          The portfolio intends to be fully invested, and generally will not take temporary defensive positions through investment in cash and high quality money market instruments. In pursuing its investment strategy, the portfolio may (but is not obligated to) use a wide variety of exchange-traded and over-the-counter derivative instruments, including options, futures, and swap contracts to (i) hedge equity exposure; (ii) replace direct investing (e.g., creating equity exposure through the use of futures contracts or other derivative instruments); and (iii) manage risk by implementing shifts in investment exposure.

          Benchmark. The portfolio's benchmark is the Russell 2500 Value Index, which measures the performance of those stocks included in the Russell 2500 Index with lower price-to-book ratios and lower forecasted growth values. The Russell 2500 Value Index is independent maintained and published by the Frank Russell Company.

     VISTA TRUST

     SUBADVISER: American Century Investment Management, Inc. ("American
     Century")

     INVESTMENT OBJECTIVE: To seek long-term capital growth.

     INVESTMENT STRATEGIES: To pursue this goal, the portfolio normally invests in common stocks of U.S. and foreign companies that are medium-sized and smaller at the time of purchase, but the portfolio may purchase other types of securities as well.

     In managing the portfolio, American Century looks for stocks of medium-sized and smaller companies it believes will increase in value over time, using a proprietary investment strategy. For purposes of the description of the Vista Trust in this prospectus, "medium-sized and smaller companies" is defined as companies in the Russell Midcap Growth Index which has a market cap range between $1.23 billion and $15.8 billion as of August 31, 2005.

     In implementing this strategy, the subadviser uses a bottom-up approach to stock selection. This means that the subadviser makes investment decisions based primarily on its analysis of individual companies, rather than on broad economic forecasts. American Century's principal analytical technique involves the identification of companies with earnings and revenues that are not only growing, but growing at an accelerating pace. This includes companies whose growth rates, although still negative, are less negative than prior periods, and companies whose growth rates are expected to accelerate. These techniques help the subadviser buy or hold the stocks of companies it believes have favorable growth prospects and sell the stocks of companies whose characteristics no longer meet its criteria.

     When determining the size of a company, American Century will consider, among other factors, the capitalization of the company and the amount of revenues as well as other information obtained about the company.

     The portfolio may invest in securities of foreign companies. Most of the portfolios' foreign investments are in companies located and doing business in developed countries.

     The portfolio is normally fully invested in stocks regardless of the movement of stock prices generally. When the subadviser believes it is prudent, the portfolio may invest a portion of its assets in domestic and foreign preferred stock, convertible debt securities, equity-equivalent securities, foreign securities, short-term securities, non-leveraged futures contracts, and options, notes, bonds and other debt securities. The portfolio generally limits its purchase of debt securities to investment-grade obligations.

     INTRINSIC VALUE TRUST

     SUBADVISER: Grantham, Mayo, Van Otterloo & Co. LLC ("GMO")

     INVESTMENT OBJECTIVE: To seek long-term capital growth

     INVESTMENT STRATEGIES: The portfolio seeks to achieve its objective by outperforming its benchmark. The portfolio typically makes equity investments in U.S. companies whose stocks are included in the Russell 1000 Index, or in companies with size and value characteristics similar to those of companies with stocks in the Index. As of August 31, 2005, the market cap range of the Russell 1000 Index was $906 million to $381.31 billion.

          The subadviser uses proprietary research and multiple quantitative models to seek out stocks it believes are undervalued and have improving fundamentals. Generally, these stocks are trading at prices below what the subadviser believe to be their true fundamental value. The subadviser also uses proprietary techniques to adjust the portfolio for factors such as stock selection discipline (criteria used for selecting stocks), industry and sector weights, and market capitalization. The factors considered by the subadviser and the models used may change over time.

          The portfolio intends to be fully invested, and generally will not take temporary defensive positions through investment in cash and high quality money market instruments. In pursuing its investment strategy, the portfolio may (but is not obligated to) use a wide variety of exchange-traded and over-the-counter derivative instruments, including options, futures, and swap contracts to (i) hedge equity exposure; (ii) replace direct investing (e.g., creating equity exposure through the use of futures contracts or other derivative instruments); and (iii) manage risk by implementing shifts in investment exposure.

     Benchmark. The portfolio's benchmark is the Russell 1000 Value Index, which measures the performance of stocks included in the Russell 1000 Index (a large capitalization U.S. stock index) with lower price-to-book ratios and lower forecasted growth values, and which is independently maintained and published by the Frank Russell Company. As of August 31, 2005, the market cap range of the Russell 1000 Value Index was $906 million to $381.31 billion.

     GROWTH TRUST

     SUBADVISER: Grantham, Mayo, Van Otterloo & Co. LLC ("GMO")

     INVESTMENT OBJECTIVE: To seek long-term capital growth

     INVESTMENT STRATEGIES: The portfolio seeks to achieve its objective by outperforming its benchmark. The portfolio typically makes equity investments in U.S. companies whose stocks are included in the Russell 1000 Index, or in companies with size and growth characteristics similar to those of companies with stocks in the Index.

          The subadviser uses proprietary research and multiple quantitative models to identify stocks it believes have improving fundamentals. The subadviser then narrows the selection to those stocks it believes have growth characteristics and are undervalued. Generally, these growth stocks are trading at prices below what the subadviser believes to be their true fundamental value. The subadviser also uses proprietary techniques to adjust the portfolio for factors such as stock selection discipline (criteria used for selecting stocks), industry and sector weights, and market capitalization. The factors considered by the subadviser and the models used may change over time.

          The portfolio intends to be fully invested, and generally will not take temporary defensive positions through investment in cash and high quality money market instruments. In pursuing its investment strategy, the portfolio may (but is not obligated to) use a wide variety of exchange-traded and over-the-counter derivative instruments, including options, futures, and swap contracts to (i) hedge equity exposure; (ii) replace direct investing (e.g., creating equity exposure through the use of futures contracts or other derivative instruments); and (iii) manage risk by implementing shifts in investment exposure.

     Benchmark. The portfolio's benchmark is the Russell 1000 Growth Index, which measures the performance of those stocks included in the Russell 1000 Index (a large capitalization U.S. stock index) with higher price-to-book ratios and higher forecasted growth values, and which is independently maintained and published by the Frank Russell Company.

     U.S. MULTI SECTOR TRUST

     SUBADVISER: Grantham, Mayo, Van Otterloo & Co. LLC ("GMO")

     INVESTMENT OBJECTIVE: To seek long term capital appreciation.

     INVESTMENT STRATEGIES: The portfolio seeks total return greater than its benchmark. To pursue this goal, the portfolio normally invests in securities in the Wilshire 5000 Stock Index, an independently maintained and published equity index which measures the performance of all equity securities (with readily available price data) of issuers with headquarters in the U.S. The portfolio normally invests at least 80% of its assets in investments tied economically to the U.S.

     The portfolio's benchmark is the Russell 3000 Index, an independently maintained and published index which measures the performance of the 3,000 largest U.S. companies based on total market capitalization. This index represents approximately 98% of the investable U.S. equity market.

     In managing the portfolio, GMO uses proprietary research and quantitative models to determine the portfolio's selections of securities. These models use rolling 7-year forecasts of relative value and risk among the major sectors in the U.S. equity market (large cap value, large cap growth, large cap core, small cap value, small cap growth, and real estate/REIT) in which the portfolio invests.

     INTERNATIONAL GROWTH TRUST

     SUBADVISER: Grantham, Mayo, Van Otterloo & Co. LLC ("GMO")

     INVESTMENT OBJECTIVE: To seek long term capital appreciation.

     INVESTMENT STRATEGIES: The portfolio seeks to achieve its objective by outperforming its benchmark. The portfolio typically invests in a diversified portfolio of equity investments from developed markets throughout the world.

          The subadviser, using proprietary research and multiple quantitative models, seeks to add value by capitalizing on inefficiencies it perceives in the pricing of growth stocks. The subadviser applies quantitative and fundamental investment principles to select growth stocks the subadviser believes have improving fundamentals and prices that reflect the relevant market's discount to their franchise value. The subadviser maintains diversification across countries, and tilt the portfolio's portfolio in favor of countries that the subadviser believes have the highest growth prospects or that the subadviser believes are most undervalued. The subadviser also considers factors that may influence the growth potential of a particular country, such as currency valuation. The factors considered by the subadviser and the models used may change over time.

          The portfolio intends to be fully invested, and generally will not take temporary defensive positions through investment in cash and high quality money market instruments. The portfolio intends to be fully invested, and generally will not take temporary defensive positions through investment in cash and high quality money market instruments. In pursuing its investment strategy, the portfolio may (but is not obligated to) use exchange-traded and over-the-counter derivatives and related instruments, including options, futures, and swap contracts, to (i) hedge equity exposure; (ii) replace direct investing (e.g., creating equity exposure through the use of futures contracts or other derivative instruments);
     (iii) manage risk by implementing shifts in investment exposure; and (iv) adjust its foreign currency exposure. The portfolio will not use derivative instruments to expose on a net basis more than 100% of its net assets to equity securities or markets, or to hold net aggregate foreign currency exposure in excess of the net assets of the portfolio. However, the portfolio's foreign currency exposure may differ significantly from the currency exposure represented by its equity investments. The portfolio may also take active overweighted and underweighted positions in particular currencies relative to its benchmark.

          Benchmark. The portfolio's benchmark is the S&P/Citigroup Primary Market Index ("PMI") Europe, Pacific, Asia Composite ("EPAC") Growth Style Index, an independently maintained and published index composed of stocks in the EPAC regions of the PMI that have a growth style. The PMI is the large-capitalization stock component of the S&P/Citigroup Broad Market Index ("BMI") (which includes listed shares of companies from developed and emerging market countries with a total available market capitalization of at least the local equivalent of USD100 million), representing the top 80% of available capital of the BMI in each country and including about 25% of the BMI issues.

     SPECTRUM INCOME TRUST

     SUBADVISER: T. Rowe Price Associates, Inc. ("T. Rowe Price")

     INVESTMENT OBJECTIVE: To seek a high level of current income with moderate share price fluctuation.

     INVESTMENT STRATEGIES: To pursue this goal, the portfolio diversifies its assets widely among various market segments. The portfolio seeks to maintain broad exposure to several markets in an attempt to reduce the impact of markets that are declining and to benefit from good performance in particular market segments over time.

     The portfolio normally invests in a diversified portfolio of domestic and international bonds which are chosen across the entire spectrum of government, corporate and mortgage-backed bonds. The portfolio will also seek equity income through investments in dividend-paying stocks. Cash reserves will be invested in money market securities and shares of T. Rowe Price money market funds.

     Fixed income securities may be of short-, intermediate- and long-term maturities, and will comprise a range of credit qualities with either fixed or floating interest rates. The portfolio's fixed income investments will typically include investment-grade corporate securities, asset-backed and mortgage-related securities, and there is no limit on the portfolio's investments in these securities. Mortgage-related investments could include mortgage dollar rolls and investments in more volatile stripped mortgage securities and collateralized mortgage obligations (CMO's). The portfolio may invest a substantial portion (up to 40% of its total assets) in below-investment grade fixed income securities (or if unrated, of equivalent quality as determined by T. Rowe Price), commonly known as "junk bonds." Junk bonds involve a higher degree of credit risk and price volatility than other higher-rated fixed income securities. The portfolio may invest in U.S. government securities and municipal securities (including Treasury Inflation-Protected Securities or "TIPs"), GNMAs, and other agency-related fixed income securities, and there is no limit on the portfolio's investment in these securities. The portfolio may also invest up to 45% of its total assets in foreign government and emerging market fixed income securities (excluding Yankee bonds). Foreign currency forwards, options and futures may be used to protect the portfolio's foreign securities from adverse currency movements


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

     relative to the U.S. dollar, as well as to gain exposure to currencies and markets expected to increase or decrease in value relative to other securities.

     Individual fixed income securities are selected by a team of T. Rowe Price portfolio managers using the firm's fundamental research and credit analysis. In evaluating fixed income securities, the portfolio managers will consider a variety of factors including the issuer's financial condition and operating history, the depth and quality of its management, and its sensitivities to economic conditions. Portfolio managers will also consider the issuer's debt levels and ability to service its outstanding debt, its access to capital markets and external factors such as the economic and political conditions in the issuer's country.

     The portfolio's equity investments, which will be limited to 40% of total assets, will be selected using a value-oriented investment strategy with a focus on large-cap, dividend-paying common stocks. Preferred stocks and securities convertible into equity securities may also be purchased. T. Rowe Price invests in stocks and other securities that appear to be temporarily undervalued by various measures and may be temporarily out of favor, but have good prospects for capital appreciation and dividend growth. Other than the specific investment limits described above, there is no minimum or maximum percentage of assets which T. Rowe Price will invest in any particular type of fixed income security. In managing the portfolio,
     T. Rowe Price may vary the allocation of the portfolio's assets to a particular market segment based on their outlook for, and on the relative valuations of these market segments. When adjusting the allocations to the various markets, T. Rowe Price may also weigh such factors as the outlook for the economy and market conditions, both on a global and local (country) basis, corporate earnings, and the yield advantages of one fixed income sector over another. Maturities of the portfolio's fixed income investments reflect the manager's outlook for interest rates.

     The portfolio may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into more promising opportunities.

     In pursuing its investment strategy, T. Rowe Price has the discretion to purchase some securities that do not meet the portfolio's normal investment criteria, as described above, when it perceives an unusual opportunity for gain. These special situations might arise when T. Rowe Price believes a security could increase in value for a variety of reasons including a change in management, a debt restructuring or other an extraordinary corporate event, or a temporary imbalance in the supply of or demand for the securities.

     The portfolio may also hold a certain portion of its assets in money market reserves which can consist of shares of the T. Rowe Price Reserve Investment Fund (or any other internal T. Rowe Price money market fund) as well as U.S. and foreign dollar-denominated money market securities, including repurchase agreements, in the two highest rating categories or equivalent ratings as determined by T. Rowe Price, maturing in one year or less.

     VALUE & RESTRUCTURING TRUST

     SUBADVISER: United States Trust Company ("U.S. Trust")

     INVESTMENT OBJECTIVE: To seek long-term capital appreciation.

     INVESTMENT STRATEGIES: To pursue this goal, the portfolio invests primarily (at least 65% of its assets) in common stocks of U.S. and foreign companies whose share prices, in the opinion of the subadviser, do not reflect the economic value of company assets, but where the subadviser believes restructuring efforts or industry consolidation will serve to highlight the true value of the company.

     In choosing investments for the portfolio, U.S. Trust looks for companies as to which restructuring activities, such as consolidations, outsourcing, spin-offs or reorganizations, will offer significant value to the issuer and increase its investment potential. The subadviser may select companies of any size for the portfolio, and the portfolio invests in a diversified group of companies across a number of different industries.


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